For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com
ORBITAL REPORTS PRELIMINARY
THIRD QUARTER 2006 FINANCIAL RESULTS
— Revenues, Operating Profit and Net Income Rise Significantly —
— Free Cash Flow and Contract Backlog Show Large Increases —
— Company Provides Preliminary Financial Guidance for 2007 —
— Company Reports on Status of Voluntary Stock-Based Compensation Review —
(Dulles, VA 27 October 2006) — Orbital Sciences Corporation (NYSE: ORB) today announced preliminary financial results for the third quarter and first nine months of 2006. Orbital’s third quarter revenues increased 24% to $197.7 million in 2006, compared to $159.3 million in 2005. The company’s third quarter operating income rose 25% to $15.3 million in 2006, as compared to $12.2 million in 2005. Third quarter net income increased 27% to $8.6 million in 2006, compared to $6.8 million in 2005, and diluted earnings per share increased to $0.14, compared to $0.11 in the third quarter of 2005. Orbital reported third quarter 2006 free cash flow* of $21.0 million compared to free cash flow of $10.4 million a year ago.
Commenting on Orbital’s third quarter 2006 results, Mr. David W. Thompson, Chairman and Chief Executive Officer, said, “The company generated strong across-the-board financial results this past quarter. Of particular significance were robust revenue growth and profit margin expansion in our satellite business, continued solid free cash flow, and exceptional new orders and contract backlog.”
For the first nine months of 2006, Orbital reported revenues of $586.8 million, up 16% as compared to $503.9 million in the same period of 2005. The company’s operating income for the first nine months of 2006 was $47.7 million, up 22% as compared to $39.2 million in 2005. Net income for the first nine months of 2006 was $27.2 million, or $0.43 per diluted share, compared to $20.5 million, or $0.33 per diluted share, in the first nine months of 2005. Orbital generated $75.2 million of free cash flow in the first nine months of 2006, compared to $32.5 million during the same period of 2005.

*	“Free cash flow” is a non-GAAP financial measure discussed in this release. For additional details, please refer to the sections of this news release entitled “Cash Flow and Balance Sheet” and “Disclosure of Non-GAAP Financial Measure.”

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Orbital Reports Preliminary Third Quarter 2006 Financial Results

During the third quarter, Orbital initiated a voluntary review of the company’s historical stock-based compensation practices and related accounting. The financial results reported today do not take into account the non-cash adjustments that the company expects to record in connection with the completion of the stock-based compensation review and should be considered preliminary until Orbital files its Form 10-Q for the quarter ended September 30, 2006. The company currently expects that such adjustments will not be material to the financial results presented in this news release.
Financial Highlights
Summary financial results for the third quarter of 2006 as compared to the third quarter of 2005 were as follows (in millions, except per share data):

	Third Quarter
	2006	2005
Revenues	$197.7	$159.3
Operating Income	15.3	12.2
Net Income	8.6	6.8
Diluted Net Income per Share	$0.14	$0.11

Summary financial results for the first nine months of 2006 as compared to the first nine months of 2005 were as follows (in millions, except per share data):

	First Nine Months
	2006	2005
Revenues	$586.8	$503.9
Operating Income	47.7	39.2
Net Income	27.2	20.5
Diluted Net Income per Share	$0.43	$0.33

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Orbital Reports Preliminary Third Quarter 2006 Financial Results

Revenues
Revenues by segment for the third quarter were as follows (in millions):

	Third Quarter
	2006	2005
Launch Vehicles	$71.2	$79.8
Satellites and Space Systems	117.9	74.8
Transportation Management Systems	9.4	6.4
Eliminations	(0.8)	(1.7)

Total Revenues	$197.7	$159.3

Orbital’s third quarter 2006 revenues were $197.7 million, up 24% over third quarter 2005 revenues of $159.3 million. Continuing the trend from the second quarter of 2006, the third quarter increase was primarily due to a 58% increase in satellites and space systems segment revenues, driven by growth in the communications satellites product line related to progress on several new satellite contracts awarded in 2005. Launch vehicles segment revenues decreased 11% due to lower revenues from the interceptor launch vehicle and target vehicle product lines, partially offset by higher revenues from the space launch vehicle product line. Transportation management systems segment revenues increased 46% largely driven by work on several new contracts started in 2005 and early 2006.
Revenues by segment for the first nine months were as follows (in millions):

	First Nine Months
	2006	2005
Launch Vehicles	$230.2	$247.6
Satellites and Space Systems	333.4	242.1
Transportation Management Systems	26.8	19.7
Eliminations	(3.6)	(5.5)

Total Revenues	$586.8	$503.9

For the first nine months of 2006, Orbital reported $586.8 million in revenues, up 16% over the same period last year, primarily due to a 38% increase in satellites and space systems segment revenues that was driven by growth in the communications satellites product line. Launch vehicles segment revenues decreased 7% primarily due to lower revenues from the interceptor and target vehicle product lines, partially offset by higher revenues from the space launch vehicle product line. Transportation management systems segment revenues increased 36% largely driven by the work on several new contracts started in 2005 and early 2006.

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Orbital Reports Preliminary Third Quarter 2006 Financial Results

Operating Income
Operating income by segment for the third quarter was as follows (in millions):

	Third Quarter
	2006	2005
Launch Vehicles	$7.6	$8.6
Satellites and Space Systems	7.1	3.1
Transportation Management Systems	0.6	0.5

Total Operating Income	$15.3	$12.2

Orbital reported operating income of $15.3 million in the third quarter of 2006, up 25% over the third quarter of 2005. This increase was due to significantly higher operating income in the satellites and space systems segment, primarily as a result of growth in the communications satellites product line related to several new satellite contracts started in 2005. Launch vehicles segment income decreased due to lower interceptor launch vehicle operating income, partially offset by higher operating income from space launch vehicles. Operating income in the transportation management segment also increased slightly.
Operating income by segment for the first nine months was as follows (in millions):

	First Nine Months
	2006	2005
Launch Vehicles	$25.2	$26.3
Satellites and Space Systems	21.0	11.4
Transportation Management Systems	1.5	1.5

Total Operating Income	$47.7	$39.2

Orbital reported operating income of $47.7 million in the first nine months of 2006, up 22% over the first nine months of 2005. As was the case for the third quarter results, this increase was due to significantly higher operating income in the satellites and space systems segment. Operating income in the launch vehicles segment declined slightly, while transportation management segment operating income remained constant for the year-to-date period.
Net Income
Net income for the third quarter of 2006 was $8.6 million, or $0.14 diluted earnings per share, up from $6.8 million, or $0.11 diluted earnings per share, in the third quarter of 2005. Net income for the first nine months of 2006 was $27.2 million, or $0.43 diluted earnings per share, compared to $20.5 million, or $0.33 diluted earnings per share, in the same period of 2005.

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Orbital Reports Preliminary Third Quarter 2006 Financial Results

Cash Flow and Balance Sheet
The company reported free cash flow of $21.0 million for the third quarter of 2006 and $75.2 million for the first nine months of 2006. Orbital’s unrestricted cash balance increased to $233.0 million as of September 30, 2006. In the first nine months of 2006, Orbital repurchased 1.1 million shares of its common stock for $16.2 million as part of the company’s 12-month, $50 million securities repurchase program which began in April 2006.
The company’s cash flow was as follows (in millions):

	2006
	Third Quarter	First Nine Months
Net Cash Provided by Operating Activities	$25.7	$89.7
Capital Expenditures	(4.7)	(14.5)

Free Cash Flow	21.0	75.2
Repurchase of Common Stock	—	(16.2)
Proceeds from Issuance of Common Stock	3.5	11.1
Other	1.7	4.1

Net Increase in Cash	26.2	74.2
Beginning Cash Balance	206.8	158.8

Ending Cash Balance	$233.0	$233.0

Summary balance sheet data as of September 30, 2006 was as follows (in millions):

Assets		Liabilities and Equity
Cash	$233.0	Short-Term Debt	$0.1
Other Current Assets	214.5	Other Current Liabilities	192.3
Property and Equipment	89.5	Long-Term Debt	126.4
Goodwill	55.6	Other Non-Current Liabilities	—
Other Assets	153.8	Stockholders’ Equity	427.6

Total Assets	$746.4	Total Liabilities and Equity	$746.4

New Business Highlights
During the third quarter of 2006, Orbital received approximately $765 million in new firm and option contract bookings. In addition, the company received approximately $20 million of option exercises under existing contracts. Year-to-date, Orbital received approximately $1.32 billion in new firm and option contract bookings, and approximately $250 million of option exercises under existing contracts. As of September 30, 2006, the company’s firm contract backlog was approximately $1.85 billion, an increase of 54% compared to this time last year. Total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $3.51 billion, up 19% over a year ago.

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Orbital Reports Preliminary Third Quarter 2006 Financial Results

Operational Highlights
Orbital carried out two major space missions during and shortly after the third quarter of 2006, including the successful launch of its Orbital Boost Vehicle (OBV) missile defense interceptor in September and the deployment of the Optus D1 commercial communications satellite in October. These missions extended Orbital’s consecutive successful mission record to 60 over the past five years. In addition to these successful operational events, the company delivered five other space and missile systems, including three OBVs, for future deployment.
During the remainder of 2006, Orbital expects to carry out another four or five operational missions and deliver three or four other systems. The company’s current operational schedule includes the launch of a Minotaur space launch vehicle carrying the U.S. Air Force’s TacSat-2 satellite, the launch of an OBV missile defense interceptor for the Missile Defense Agency (MDA), and launches of three target vehicles for MDA and the U.S. Navy before the end of the year.
Stock-Based Compensation Review
In the third quarter, the company’s Board of Directors established a special committee to conduct a review of stock option and restricted stock unit grants and related procedures dating from the time of the company’s initial public offering in 1990 to the present. The special committee is being assisted by independent legal counsel and accounting consultants. This company-initiated review is substantially complete and the special committee has concluded that there was no fraud or intentional misconduct in its past stock-based compensation practices.
As a result of the stock-based compensation review, Orbital has determined that incorrect accounting measurement dates were used for a number of grants. Accordingly, the company expects to revise prior period financial statements to record non-cash compensation expenses that should have been recorded with respect to the misdated options. Although no assurance can be given, based on Orbital’s current analysis and assessment, the company does not expect that such adjustments will be material to any of its current financial statements for periods subsequent to the year ended December 31, 2000. Since the adjustments to the current financial statements are not expected to be material, the company does not expect to file any amended Forms 10-Q or Forms 10-K for prior periods. The revised prior period financial statements will be reported when the company files its third quarter 2006 Form 10-Q and 2006 Form 10-K. The company expects to record pre-tax compensation charges of approximately $300,000 in 2006, a total of about $2.5 million in the five-year period 2001 through 2005 and a total of about $11.5 million for all periods prior to 2001.
Orbital is in the process of assessing the impact of this matter on its system of internal controls. The company expects to provide further details with respect to the special committee’s findings in the third quarter 2006 Form 10-Q which the company expects to file no later than November 14, 2006.

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Orbital Reports Preliminary Third Quarter 2006 Financial Results

2006 Financial Guidance and 2007 Targets
The company confirmed its full-year financial guidance for 2006 and provided its preliminary financial targets for 2007, as summarized in the table below:

	2006	2007
Revenues (in millions)	$780 - 800	$870 - 890
Operating Income Margin	7.75 - 8.25%	8.0 - 8.5%
Diluted Earnings Per Share	$0.56 - 0.60	$0.67 - 0.72
Free Cash Flow (in millions)	$70 - 75	$45 - 50
The company plans to issue final 2007 guidance when it reports fourth quarter and full-year 2006 results early in 2007.
Disclosure of Non-GAAP Financial Measure
Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. A quantitative reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow and Balance Sheet.” Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt. Orbital does not intend for this non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define this measure differently.
About Orbital
Orbital develops and manufactures small rockets and space systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous-orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.

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Orbital Reports Preliminary Third Quarter 2006 Financial Results

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, product performance and market acceptance of products and technologies, the outcome of the government investigation, the outcome of the review of stock-based compensation by the special committee of the Board of Directors, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.
A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.
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Orbital Reports Preliminary Third Quarter 2006 Financial Results

ORBITAL SCIENCES CORPORATION
Preliminary Condensed Consolidated Income Statements
(unaudited, in thousands, except per share data)

	Third Quarter
	2006	2005
Revenues	$197,712	$159,324
Costs of goods sold	159,989	129,211

Gross profit	37,723	30,113
Research and development expenses	2,559	1,077
Selling, general and administrative expenses	19,855	16,803

Income from operations	15,309	12,233
Interest expense	(3,097)	(2,961)
Interest income and other	2,703	1,443

Income before income taxes	14,915	10,715
Income taxes	(6,289)	(3,905)

Net income	$8,626	$6,810

Basic net income per share	$0.14	$0.13

Diluted net income per share	$0.14	$0.11

Shares used in computing basic net income per share	60,390	53,843
Shares used in computing diluted net income per share	62,861	61,863
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Orbital Reports Preliminary Third Quarter 2006 Financial Results

ORBITAL SCIENCES CORPORATION
Preliminary Condensed Consolidated Income Statements
(unaudited, in thousands, except per share data)

	First Nine Months
	2006	2005
Revenues	$586,824	$503,876
Costs of goods sold	473,111	413,467

Gross profit	113,713	90,409
Research and development expenses	7,261	3,343
Selling, general and administrative expenses	58,706	47,910

Income from operations	47,746	39,156
Interest expense	(9,287)	(8,588)
Interest income and other	8,323	2,918

Income before income taxes	46,782	33,486
Income taxes	(19,567)	(12,940)

Net income	$27,215	$20,546

Basic net income per share	$0.48	$0.38

Diluted net income per share	$0.43	$0.33

Shares used in computing basic net income per share	57,272	54,684
Shares used in computing diluted net income per share	62,618	62,414
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Orbital Reports Preliminary Third Quarter 2006 Financial Results

ORBITAL SCIENCES CORPORATION
Preliminary Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets
Cash	$233,029	$158,849
Receivables, net	140,882	131,251
Inventory	24,269	19,006
Deferred income taxes, net	37,242	30,614
Other current assets	12,095	12,767

Total current assets	447,517	352,487
Property, plant and equipment, net	89,459	85,640
Goodwill	55,551	55,551
Deferred income taxes, net	145,145	166,248
Other non-current assets	8,737	8,864

Total Assets	$746,409	$668,790

Liabilities and Stockholders’ Equity
Short-term borrowings	$54	$76
Accounts payable and accrued expenses	117,736	116,153
Deferred revenues	74,618	30,281

Total current liabilities	192,408	146,510
Long-term debt	126,425	126,459
Other non-current liabilities	—	87
Total stockholders’ equity	427,576	395,734

Total Liabilities and Stockholders’ Equity	$746,409	$668,790

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Orbital Reports Preliminary Third Quarter 2006 Financial Results

ORBITAL SCIENCES CORPORATION
Preliminary Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	September 30, 2006
	Third Quarter	Nine Months
Net income	$8,626	$27,215
Depreciation and amortization	3,732	10,866
Deferred taxes	4,024	14,475
Amortization of debt costs	153	459
Changes in assets and liabilities	7,643	30,846
Stock-based compensation and other	1,556	5,820

Net cash provided by operating activities	25,734	89,681

Capital expenditures	(4,778)	(14,513)
Change in cash restricted for letters of credit, net	—	313

Net cash used in investing activities	(4,778)	(14,200)

Repayment of debt and other	(22)	(56)
Repurchase of common stock	—	(16,208)
Net proceeds from issuance of common stock	3,527	11,114
Tax benefit of stock-based compensation	1,817	3,849

Net cash provided by (used in) financing activities	5,322	(1,301)

Net increase in cash	26,278	74,180
Cash, beginning of period	206,751	158,849

Cash, end of period	$233,029	$233,029

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